As filed with the Securities and Exchange Commission on November 18, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE MACERICH COMPANY

(Exact name of registrant as specified in its charter)

Maryland	95-4448705
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

401 Wilshire Boulevard, Suite 700,
Santa Monica, California 90401
(Address of principal executive offices)

THE MACERICH COMPANY

2005 DEFERRED COMPENSATION PLAN FOR SENIOR EXECUTIVES

THE MACERICH COMPANY
 2005 DEFERRED COMPENSATION PLAN FOR EXECUTIVES

(Full title of the plans)

Richard A. Bayer
Executive Vice President, General Counsel and Secretary

The Macerich Company

401 Wilshire Boulevard

Santa Monica, California 90401

(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (310) 394-6000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price		Amount of registration fee

Deferred Compensation Obligations(1)

2005 Deferred Compensation Plan for Senior Executives	$20,000,000	100%	$20,000,000	(2)	$2,534

2005 Deferred Compensation Plan for Executives	$12,000,000	100%	$12,000,000	(2)	$1,520.4

TOTAL:	$32,000,000	100%	$32,000,000	(2)	$4,054.4

(1)  The Deferred Compensation Obligations being registered are general unsecured obligations of The Macerich Company to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of The Macerich Company 2005 Deferred Compensation Plan for Senior Executives and The Macerich Company 2005 Deferred Compensation Plan for Executives.

(2)  Estimated solely for purposes of determining the registration fee.

The Exhibit Index for this Registration Statement is at page 11.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424.  These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.                                                        Incorporation of Certain Documents by Reference

The following documents of The Macerich Company (the “Company”) filed with the Commission are incorporated herein by reference:

(a)                                  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(b)                                 The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

(c)                                  The Company’s Current Reports on Form 8-K filed with the Commission on May 13, 2004, August 18, 2004 and November 3, 2004.

All reports and definitive proxy or information statements filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                        Description of Securities

The Macerich Company 2005 Deferred Compensation Plan for Senior Executives (the “Senior Executive Plan”) and The Macerich Company 2005 Deferred Compensation Plan for Executives (the “Executive Plan” and collectively with the Senior Executive Plan, the “Plans”) provide a select group of management or highly compensated employees of the Company and certain of its subsidiaries with the opportunity to defer the receipt of certain pre-tax cash compensation.   Participants in the Senior Executive Plan are key executives of the Company and certain of its affiliates who satisfy certain eligibility requirements and who elect to participate in the Senior Executive Plan.  Participants in the Executive Plan are key executives of the Company and certain of its affiliates who satisfy certain eligibility requirements, who are not eligible to participate in the Senior Executive Plan and who elect to participate in the Executive Plan.  Except as provided below, the terms of the Plans are substantially the same.

The obligations of the Company under the Plans (the “Deferred Compensation Obligations”) will be general unsecured obligations of the Company to pay deferred compensation in the future to participating eligible employees in accordance with the terms of the applicable Plan from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.  The Deferred Compensation Obligations will be denominated and payable in United States dollars.

Under the Plans, participants may make annual irrevocable elections to defer a specified portion of their base salary and bonus to be earned during the following calendar year.  The Company will credit an amount equal to the compensation deferred by a participant to that participant’s deferral account under the Plan in which he or she participates.  In addition, the Company may credit matching amounts to a company matching account established for each participant in an amount equal to a percentage, established by the Company in its sole discretion, of the amount of compensation deferred by each participant under the plan.  Account balances will be credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company.  Participants are at all times 100% vested in the amounts credited to their deferral and company matching accounts.  Participants will be eligible to receive distributions of the Deferred Compensation Obligations prior to their termination of employment or at or after their termination of employment in a lump sum or installments pursuant to elections made under the rules of the Plans.  Key employees must wait 6 months after termination of employment, other than as a result of death, to receive a distribution.  Employees who are eligible to participate in the Senior Executive Plan may also be eligible for life insurance coverage in an amount equal to two times their annual salaries.

No amount payable under the Plans shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plans shall be void.  The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants, except that Participants may withdraw all or a portion of the value of their Plan accounts under certain specified circumstances.  The Company reserves the right to amend or terminate the Plans at any time.

The total amount of the Deferred Compensation Obligations are not determinable because the amount will vary depending upon the level of participation by eligible employees and the amounts of their salaries and bonuses.  The duration of each Plan is indefinite (subject to the Company’s ability to terminate each Plan). The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.  Each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.

Item 5.                                                        Interests of Named Experts and Counsel

Not Applicable.

Item 6.                                                        Indemnification of Directors and Officers

The Maryland General Corporation Law (“MGCL”) permits a corporation formed in Maryland to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) active and deliberate dishonesty which is established by a final judgment and is material to that cause of action or (2) actual receipt of an improper benefit or profit in money, property or services.  The Company’s charter

(the “Charter”) has incorporated a provision that limits the liability of its directors and officers to the Company and to its stockholders for money damages to the fullest extent permitted by the MGCL.

The Charter requires the Company to indemnify its present and former officers and directors, whether serving the Company or at its request another entity, to the maximum extent permitted under Maryland law, and to pay or reimburse reasonable expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by the laws of Maryland.  The Charter provides that the indemnification rights are non-exclusive of any other rights to which those seeking indemnification may be entitled.  The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  In addition, the MGCL requires the Company, as conditions to advancing expenses, to obtain (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the standard of conduct was not met.  The MGCL requires a corporation (unless its charter provides otherwise, which the Company’s Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.  However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses.  The Company’s bylaws (the “Bylaws”) specify the procedures for indemnification and advance of expenses.

The Partnership Agreement of the Company’s operating partnership, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), also provides for indemnification of the Company and its officers and directors similar to that provided to officers and directors of the Company in the Charter, and includes limitations on the liability of the Company and its officers and directors to the Operating Partnership and its partners similar to those contained in the Charter.

The Company and the Operating Partnership have entered into indemnification agreements with certain of the Company’s executive officers and directors.  The indemnification agreements require, among other things, that the Company and the Operating Partnership indemnify those executive officers and directors to the fullest extent permitted by law, and advance to them all related reasonable expenses, subject to certain defenses.  The Company and the Operating Partnership must also indemnify and advance all expenses incurred by those executive officers and directors seeking to enforce their rights under the indemnification agreements, and cover them under the Company’s directors’ and officers’ liability insurance.  Although this form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Charter and the Bylaws of the Company and the Partnership Agreement of the Operating Partnership, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors, by the stockholders or by the partners of the Operating Partnership to eliminate the rights it provides.

Item 7.                                                        Exemption from Registration Claimed

Not Applicable.

Item 8.                                                        Exhibits

See the attached Exhibit Index at page 9.

Item 9.                                                        Undertakings

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 17th day of November, 2004.

THE MACERICH COMPANY

By:	/s/ RICHARD A. BAYER
Richard A. Bayer
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned directors and officers of The Macerich Company, and each of us, do hereby constitute and appoint Mace Siegel, Dana K. Anderson, Arthur M. Coppola, Thomas E. O’Hern and Richard A. Bayer, or any one of them, our true and lawful attorneys and agents, each with power of substitution, to perform any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically but without limitation, power and authority to sign for us and any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that the said attorneys and agents, or their substitute or substitutes, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MACE SIEGEL	Chairman of the Board	November 5, 2004
Mace Siegel	of Directors

/s/ DANA K. ANDERSON	Vice Chairman of the	November 17, 2004
Dana K. Anderson	Board of Directors

/s/ ARTHUR M. COPPOLA	President and Chief Executive	November 17, 2004
Arthur M. Coppola	Officer and Director
(Principal Executive Officer)

/s/ EDWARD C. COPPOLA	Executive Vice President and	November 4, 2004
Edward C. Coppola	Director

/s/ JAMES S. COWNIE	Director	November 9, 2004
James S. Cownie

/s/ FRED S. HUBBELL	Director	November 17, 2004
Fred S. Hubbell

/s/ DIANA M. LAING	Director	November 17, 2004
Diana M. Laing

/s/ STANLEY A. MOORE	Director	November 17, 2004
Stanley A. Moore

/s/ DR. WILLIAM P. SEXTON	Director	November 17, 2004
Dr. William P. Sexton

/s/ THOMAS E. O’HERN	Executive Vice President,	November 17, 2004
Thomas E. O’Hern	Treasurer and Chief Financial and
Accounting Officer (Principal Financial
Officer and Principal Accounting
Officer)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	The Macerich Company 2005 Deferred Compensation Plan for Senior Executives

4.2	The Macerich Company 2005 Deferred Compensation Plan for Executives

5	Opinion of Venable, Baetjer and Howard, LLP (opinion regarding legality of the securities).

23.1	Consent of PricewaterhouseCoopers, LLP (Independent Accountants).

23.2	Consent of Venable, Baetjer and Howard, LLP (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement at page 7).